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                                                                   EXHIBIT 99(c)

                                  EQUIFAX INC.
               NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)



NOTE 1. The accompanying unaudited Pro Forma Consolidated Financial Data reflects all adjustments that, in the opinion of management, are necessary to present fairly the pro forma financial position and pro forma results of operations.

NOTE 2. Following are explanations of the pro forma adjustments to the accompanying pro forma consolidated financial data:
(a) To reflect the elimination of the historical operations and net assets of the Insurance Services business segment (ChoicePoint), and to record the dividend of the net assets of ChoicePoint to Equifax shareholders.
(b)  To reflect a $29.0 million assumption of Equifax debt by ChoicePoint.
(c) To reflect a $13.0 million capital contribution by Equifax to ChoicePoint, thereby decreasing ChoicePoint's intercompany liability accordingly. This contribution was made in exchange for ChoicePoint's assumption of an estimated $13.0 million liability related to future employee benefit payments.
(d) Represents the payment by ChoicePoint of its final intercompany liability due to Equifax, and assumes this repayment would be used by Equifax to reduce debt.

NOTE 3. Other than to eliminate ChoicePoint's historical operations, no pro forma adjustment was made to operating costs and expenses since management believes that costs previously allocated to ChoicePoint will not be materially different from Equifax's reduced operating costs following the spinoff. Interest expense has also not been adjusted, since the amount of interest previously allocated to ChoicePoint by Equifax will not materially differ from the interest reduction associated with ChoicePoint's payment of its intercompany liability subsequent to the spinoff.


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